As filed with the Securities and Exchange Commission on December 14, 2004
Registration No. 333- ____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TRC COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	06-0853807
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

5 Waterside Crossing, Windsor, CT	06095
(Address of Principal Executive Offices)	(Zip Code)

TRC Companies, Inc. Restated Stock Option Plan (Full title of the plan)

Martin H. Dodd
Senior Vice President
TRC Companies, Inc.
5 Waterside Crossing
Windsor, CT 06095
(Name and address of agent for services)

(860) 298-9692
(Telephone number including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount To be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Common Stock $.10 par value per share	1,000,000 shares	$17.80	$17,800,000	$2,095.06

(1)          Based upon the average of the high and low sale prices reported by the New York Stock Exchange on December 9, 2004 and estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information.*

        * Pursuant to the Note to Part I of Form S-8, the information required by Part I is not being filed with or included in this Registration Statement.

Part II

INFORMATION REQURED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following information filed by TRC Companies, Inc. (the “Registrant” or “TRC”) with the Securities and Exchange Commission (“Commission”) is incorporated herein by reference:

1.               The description of the Registrant’s common stock included in its Registration Statement on Form 8-A, as filed with the Commission on June 3, 1988;

2.               Annual Report on Form 10-K for the fiscal year ended June 30, 2004, as filed with the Commission on September 13, 2004;

3.               Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, as filed with the Commission on November 9, 2004; and

4.               Current Reports on Form 8-K, as filed with the Commission on September 22, 2004 and November 1, 2004.

In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

                Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of the Company’s Current Reports on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement unless the applicable Current Report on Form 8-K states otherwise.

Item 4. Description of Securities.

                Not applicable as the Registrant’s Common Stock is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

                Martin H. Dodd, Esq., who has opined on the validity of the registration of the Securities, is the Registrant’s Senior Vice President, General Counsel and Secretary.

Item 6. Indemnification of Directors and Officers.

                The Registrant’s bylaws provide generally for indemnification of its officers, directors, agents and employees to the extent authorized by the General Corporation Law of the State of Delaware (“DGCL”). Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a part by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to suits by or in the right of a corporation.  However, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

                As permitted by Section 102 of the Delaware General Corporation Law, the Registrant’s stockholders have approved and incorporated provisions in the Registrant’s Certificate of Incorporation eliminating a director’s personal liability for monetary damages to the Registrant and its stockholders arising from a breach of a director’s fiduciary duty, except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

                The above discussion of the Registrant’s bylaws and Certificate of Incorporation and of Section 145 of the Delaware General Corporation is not intended to be exhaustive and is qualified in its entirety by such bylaws, Certificate of Incorporation and statute.

Item 7.  Exemption from Registration Claimed.

                Not applicable.

Item 8.  Exhibits.

                The exhibits filed as part of this Registration Statement are as follows:

Exhibit No.	Description

4.1	Restated Certificate of Incorporation, dated November 18, 1994, incorporated by reference from the Company’s Form 10-K for the fiscal year ended June 30, 1995.

4.2	Bylaws of the Company, as amended, incorporated by reference from the Company’s Form S-1 as filed on April 16, 1986, Registration No. 33-4896.

4.3*	TRC Companies, Inc. Restated Stock Option Plan as amended at the annual meeting of shareholders on November 22, 2002.

4.4*	Form of Option Agreement to Purchase Common Stock.

5.1*	Opinion of Martin H. Dodd, Esq.

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney (contained in the Signature Page of this Registration Statement).

* Filed herewith.

Item 9. Undertakings.

                The undersigned Registrant hereby undertakes:

                A.    (1)   To file, during any period in which offers or sales are being made, a post-                                                                               effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement (or the most recent post-effective amendment thereto);

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the   securities being registered that remain unsold at the termination of the offering.

B.                                     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13 (a) or Section 15 (d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15 (d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                                     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling person of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Windsor, State of Connecticut, on the 14th day of December, 2004.

TRC COMPANIES, INC.

By:	/s/ Martin H. Dodd
Martin H. Dodd

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harold C. Elston, Jr. and Martin H. Dodd, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement and any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard D. Ellison	Chairman, President,	December 14, 2004
Richard D. Ellison	Chief Executive Officer
and Director

/s/ Friedrich K. M. Bohm	Director	December 14, 2004
Friedrich K. M. Bohm

/s/ Edward G. Jepsen	Director	December 14, 2004
Edward G. Jepsen

/s/ Edward W. Large	Director	December 14, 2004
Edward W. Large

/s/ John M. F. MacDonald	Director	December 14, 2004
John M. F. MacDonald

/s/ J. Jeffrey McNealey	Director	December 14, 2004
J. Jeffrey McNealey

/s/ Harold C. Elston, Jr.	Senior Vice President and	December 14, 2004
Harold C. Elston, Jr.	Chief Financial Officer